Contacts: Stacey Sullivan, Media Relations: (800) 775-7290

Marie Perry, Investor Relations: (972) 770-1276

BRINKER INTERNATIONAL INCREASES FISCAL 2010 OUTLOOK, RAISES DIVIDEND AND AUTHORIZES ADDITIONAL $250 MILLION FOR SHARE REPURCHASES

DALLAS, (Mar. 26, 2010) - Brinker International, Inc. (NYSE: EAT) today estimates earnings per diluted share, before special items, of $0.41 to $0.44 for the company's third quarter ended Mar. 24, 2010 as compared to earnings per diluted share, before special items, of $0.45 for the third quarter of fiscal 2009 (reconciliation included in Table 2). On a GAAP basis, earnings per diluted share are estimated to be $0.38 to $0.41 for the third quarter of fiscal 2010 as compared to $0.34 for the third quarter of fiscal 2009. Comparable restaurant sales are estimated to decline between 3.5 to 4.5 percent for the third quarter (see Table 1). For the third quarter of fiscal 2010, special items of approximately ($0.03) per diluted share consist primarily of lease termination charges related to the company's decision in the second quarter of fiscal 2010 to close underperforming restaurants. For the third quarter of fiscal 2009, special items of ($0.11) per diluted share were primarily related to lease termination charges and severance.

For the third quarter of fiscal 2010, earnings before special items were impacted by costs related to the rollout of the new menu at Chili's, significant weather events and lower than expected tax expense. The costs associated with implementing the new Chili's menu lowered earnings by approximately $5.0 million before tax, weather negatively impacted comparable restaurant sales by approximately 100 basis points, mostly in the month of February, and the resolution of certain tax positions resulted in a positive impact of approximately $3.0 million to tax expense. Excluding the impact of weather, the company experienced an improvement of approximately 150 basis points in March comparable restaurant sales as compared to January and February combined.

Brinker previously announced that it has entered into a purchase agreement with OTB Acquisition LLC, an affiliate of Golden Gate Capital, to sell its On The Border Mexican Grill & Cantina® brand. The company expects the transaction to close by the end of fiscal 2010 and anticipates recording a gain upon completion of the transaction. Due to the pending sale, the results of On The Border will be presented as discontinued operations in the company's financial statements beginning with the third quarter fiscal 2010 Form 10-Q filing. Brinker has agreed to provide transitional corporate support services to On The Border through the end of fiscal 2011 which will generate additional fees to offset the internal cost of providing the services.

Earnings per diluted share, before special items and On The Border, are estimated to be $0.36 to $0.39 for the third quarter of fiscal 2010 as compared to earnings per diluted share, before special items and On The Border, of $0.40 for the third quarter of fiscal 2009 (reconciliation included in Table 2). Comparable restaurant sales excluding On The Border are estimated to decline between 3.5 to 4.5 percent for the third quarter.

Quarterly Revenues

Table 1: Q3 comparable restaurant sales

Q3 10 estimated and Q3 09 actual, company and three reported brands; percentage
	Q3 10 Comparable Sales	Q3 09 Comparable Sales
Brinker International [1]	(3.5) - (4.5)	(5.6)
Chili's	(4.5) - (5.5)	(5.2)
On The Border	(2.5) - (3.5)	(5.0)
Maggiano's	1.5 - 2.5	(9.5)
  Brinker International comparable restaurant sales excluding On The Border are estimated at (3.5) to (4.5) for Q3 10 and (5.7) for Q3 09 actual.

Special Items

Table 2: Reconciliation of preliminary earnings per share, before special items 1

Q3 10 and Q3 09; $ per diluted share after-tax
Item	EPS Q3 10	EPS Q3 09
Net Income	0.38 - 0.41	0.34
Other (Gains) and Charges	0.03 - 0.03	0.11
Net Income before Special Items	0.41 - 0.44	0.45
On The Border Net Income before Special Items	(0.05 - 0.05)	(0.05)
Adjusted Net Income before Special Items	0.36 - 0.39	0.40

    The company believes excluding other gains and charges and On The Border from its financial results provides investors with a clearer perspective of the company's ongoing operating performance and a more relevant comparison to prior period results.

Fiscal 2010 Outlook

For the full-year fiscal 2010, the company estimates earnings per diluted share, before special items, to range from a three percent decline to flat compared to fiscal 2009, or $1.40 to $1.44 as compared to $1.44 in the prior year, before special items and excluding Macaroni Grill. Current expectations of fiscal 2010 earnings per diluted share, before special items, are higher than the previous guidance of a range of $1.15 to $1.30 presented in connection with the release of the company's fourth quarter fiscal 2009 results. The revised outlook is based on a projected decrease in comparable restaurant sales of approximately one to two percent for fiscal 2010. This compares to the company's previous estimate of a decrease of two to four percent. Fiscal 2010 includes a 53rd week versus 52 weeks in fiscal 2009.

Earnings per diluted share, before special items and On The Border, are projected to range from a six to three percent decline compared to fiscal 2009, before special items and excluding On The Border and Macaroni Grill, or $1.20 to $1.24 for fiscal 2010 compared to $1.28 in the prior year. Excluding On The Border, comparable restaurant sales are expected to decline one to two percent for the fiscal year.

The company believes that providing fiscal 2010 earnings per diluted share guidance excluding other gains and charges and On The Border from its financial results provides a clearer perspective for investors into the company's ongoing operating performance.

Capital Allocation

The company remains committed to returning capital to shareholders through the payment of quarterly dividends and ongoing share repurchases while maintaining an investment grade rating. Effective with the fourth quarter fiscal 2010 payment, the company will increase the quarterly dividend by 27 percent from $0.11 to $0.14 per share. Brinker will use a 40 percent dividend payout ratio as a guideline to provide additional return to shareholders. The fourth quarter dividend will be paid on July 1, 2010 to shareholders of record as of June 17, 2010. Brinker's Board of Directors has also authorized an additional $250 million of share repurchases, which brings the total available authorization to $310 million. Management will repurchase shares with the proceeds stemming from the On The Border divestiture as well as with excess free cash flow over time as the business results permit.

Forward Calendar

  Third quarter earnings release, prior to market open on April. 20, 2010.
  Third quarter conference call, via a live webcast at 9 a.m. on April. 20, 2010.
  SEC Form 10-Q for third quarter fiscal 2010 filing on or before May 3, 2010.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, the seasonality of the company's business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company's ability to meet its growth plan, acts of God, governmental regulations, and inflation.

About Brinker International

Brinker, International Inc. is one of the world's leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1704 restaurants under the names Chili's® Grill & Bar (1,499 restaurants), On The Border Mexican Grill & Cantina® (160 restaurants) and Maggiano's Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano's Macaroni Grill®.

FOR ADDITIONAL INFORMATION, CONTACT:

MEDIA RELATIONS

(800) 775-7290

or

MARIE PERRY

INVESTOR RELATIONS

BOTH OF BRINKER INTERNATIONAL

(972) 770-1276

6820 LBJ FREEWAY

DALLAS, TEXAS 75240

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